elan                                    WIL House, Shanon Business Park,
                                        Shannon County Clare, Ireland
                                        T(+353 61) 362533, (+353 1) 709 4040
                                        F(+353 61) 362097, (+353 1) 709-4083


May 14, 2004

Incara Pharmaceuticals Corporation
P.O. Box 14287
79 T. W. Alexander Drive
4401 Research Commons, Suite 200
Research Triangle Park, North Carolina  27709
Attn:  Richard Reichow, Secretary

Fax:  (919) 558-8686

Dear Mr. Reichow:


Under Section 5(b) of the Securities Purchase Agreement dated as of December 21, 2000 among Incara Pharmaceuticals Corporation ("Incara"), Elan International Services, Ltd. ("EIS") and Elan Pharma International Limited ("EPIL"), so long as EIS or its affiliates, directly or indirectly, collectively own at least 5% of Incara on a fully diluted basis EIS shall be entitled to nominate one director for election to Incara's board of directors.

EIS has not previously exercised such right and by this letter EIS and EPIL renounce the right granted to EIS under Section 5(b) to nominate a director and covenant that EIS will not exercise such renounced right or attempt to assign or assign such renounced right to any person or entity. EIS and EPIL represent and warrant that no other entity has been assigned such renounced right prior to the date of this letter and that, other than EIS, no person or entity, including any affiliate of EIS or EPIL, has any right, claim or interest in or to such renounced right.

Please file this letter in your corporate records. If you have any questions please call EIS or EPIL. Thank you for your attention to this matter.


ELAN INTERNATIONAL SERVICES, LTD.


By:     /s/ DM Buryj
        ---------------------------
Name:   DM Buryj
Title:  Vice President

ELAN PHARMA INTERNATIONAL LIMITED


By:     /s/ Liam Daniel
        ---------------------------
Name:   Liam Daniel
Title:  Director